Exhibit 99.1

FOR RELEASE

Ness Technologies Announces Record Revenues for Second Quarter 2005, up 28% Year-Over-Year

Net Income increased to $4 Million, up 37% Year-Over-Year

Hackensack, NJ – August 10, 2005 – Ness Technologies, Inc. (NASDAQ: NSTC), a global provider of IT services and solutions, today announced financial results for the quarter ended June 30, 2005.

Second Quarter 2005 Highlights:

•                  Revenues reached a record $94 million, up 28% year-over-year.

•                  Net income increased to $4 million, up 37% year-over-year, after expensing a $0.8 million (after tax) non-recurring non-cash stock compensation expense.

•                  Backlog increased to $418 million, up 22% year-over year.

•                  Global workforce increased by 260 sequentially to 5,430.

•                  Ness Romania, formerly known as Radix Company SA, financial results consolidated for the first time.

“The second quarter of 2005 was very eventful for Ness as we continued to execute   on our strategic plan of expanding our global platform for delivering IT services and solutions,” said Raviv Zoller, President and Chief Executive Officer of Ness Technologies. “We are making significant progress towards our financial goals while strategically investing in the continued growth of our business. During the second quarter we consolidated Ness Romania, formerly Radix SA for the first time, thus growing our Eastern European footprint.”

Second quarter 2005 revenues reached $94.2 million, an increase of $20.3 million or 28% from $73.9 million in the second quarter of 2004.

Gross margin at 28% declined sequentially due to historical second quarter seasonality related to holidays, resulting in fewer billing days in Israel. Based on the location of the end customer, non-Israeli revenues in the second quarter 2005 were 49% of total revenues, up from 43% in the first quarter.

Second quarter 2005 operating and net income include non-cash stock based award compensation expense of $1.3 million related to redeemable option awards for which the Company is required by GAAP to recognize in this quarter based upon the likelihood that redemption rights will be exercised, based on the Company’s stock price, which net of applicable income taxes had the effect of reducing net income by $0.8 million. The Company expects that no additional expenses will be recorded in conjunction with such redeemable options.

Second quarter 2005 operating income, totaled $4.9 million, representing an increase of $0.6 million or 13% compared to the $4.3 million reported in the second quarter of 2004.

Second quarter 2005 net income, totaled $4.0 million, representing an increase of $1.1 million or 37% compared to the $2.9 million reported in the second quarter of 2004.

Diluted net earnings per share for the second quarter 2005 were $0.11 compared to $0.12 in the second quarter 2004. Excluding the non-cash stock compensation expense, diluted net earnings per share for the second quarter 2005 were $0.14.

Backlog as of June 30, 2005 increased to $418 million, up 22% compared to $342 million as of June 30, 2004.

As of June 30, 2005, Ness’ cash and cash equivalent position was $92 million, as compared to $44 million as of June 30, 2004 and $109 million as of March 31, 2005. The sequential decrease was a result of investments in acquisitions the Company made in Eastern Europe, and delays in payments caused by the late approval of the budget of the government of Israel.

“Ness had a very solid quarter of year-over-year financial performance, with record revenues and growing profitability. Our backlog remains strong and continues to provide a solid foundation for our future growth prospects. We have taken steps to further reduce our financial expenses and to maintain a lower level of foreign exchange exposure. Overall, our core business remains solid and we stand confident in our expectations that these efforts to improve financial efficiencies will achieve the desired results,” said Ytzhak Edelman, Executive Vice President and Chief Financial Officer.

Guidance

For the third quarter 2005 Ness expects to generate revenues in the range of $95 million to $96 million and diluted net earnings per share of $0.17 to $0.18.

The Company is increasing its 2005 annual revenue guidance of $370 million to $375 million to the range of $376 million to $381 million based on expected revenues of Ness Romania. Full year 2005 diluted net earnings per share guidance has been revised from a range of $0.70 to $0.75 to a range of $0.63 to $0.66, reflecting the unexpected negative impact of financial expenses as well as, the short-term impact of ramping significant new contracts in the Company’s fourth quarter 2005.

The aforementioned earnings per share guidance excludes impact of the non-cash expense related to redeemable options in accordance with the relevant GAAP guidelines.

Conference Call Details

Ness Technologies President and Chief Executive Officer Raviv Zoller and Executive Vice President and Chief Financial Officer Ytzhak Edelman will conduct a conference call to discuss the second quarter 2005 results, which will be simultaneously webcast at 9:00 A.M. Eastern Time/6:00 A.M. Pacific Time on Wednesday, August 10, 2005

To access the Ness Technologies second quarter 2005 earnings conference call, participants in North America should dial 1-800-399-0427 and international participants should dial 1-706-634-5453. A live webcast of the conference call will be available on the investor relations page of the Ness Technologies corporate web site at http://www.ness.com. Please visit the web site at least 15 minutes early to register for the teleconference webcast and download any necessary audio software. A replay of the call will be available on the web site approximately two hours after the conference call is completed.

About Ness Technologies

Ness Technologies (NASDAQ: NSTC) is a global provider of end-to-end IT services and solutions designed to help clients improve competitiveness and efficiency. Specializing in outsourcing and offshore, systems integration and application development, software and consulting, and quality assurance and training, Ness serves a blue-chip client base of over 500 public- and private-sector customers. With approximately 5,500 employees, Ness maintains operations in 15 countries across North America, Europe and Asia Pacific, and more than 100 alliances and partnerships around the world. For more information about Ness, visit http://www.ness.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Ness’ actual results could differ materially from those anticipated in these forward looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Ness’ Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

Investor Contact:	Media Contact:
Daphna Golden	David Kanaan
Intl: +972-3-7666816	Intl: + 972-3-5408188
US: 1-888- 267-8160	US: 1-888- 244-4919
Email: daphna.golden@ness.com	Email: media.int@ness.com

Allan Jordan
Phone: 646-284-9452
Email: media@ness.com

NESS TECHNOLOGIES, INC

AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30, 2005	December 31, 2004
	unaudited
Current assets:
Cash and cash equivalents	91,907	104,229
Marketable securities	387	383
Trade receivables (net of allowance for doubtful accounts)	82,552	75,183
Unbilled receivables	25,097	20,327
Other accounts receivable and pre-paid expenses	10,354	9,127
Work in progress	2,192	1,168
Total current assets	212,489	210,417

Long-term assets:
Long-term prepaid expenses	5,293	3,724
Deferred income taxes	5,516	4,823
Severance pay fund	33,490	33,558
Total long-term assets	44,299	42,105

Property and equipment, net	21,258	18,879
Other intangible assets, net	5,959	4,265
Goodwill	149,876	149,090
Total assets	433,881	424,756

Current liabilities:
Short term bank loans and credit	1,214	1,275
Current maturities of long-term debt	17,681	13,364
Trade payables	27,638	31,280
Advances from customers	8,381	7,679
Other accounts payable and accrued expenses	66,465	64,271
Total current liabilities	121,379	117,869

Long-term liabilities:
Long-term debt, net of current maturities	31,939	36,918
Excess of losses over investment in affiliate	237	306
Accrued severance pay	37,119	36,888
Minority interests	0	295
Total long-term liabilities	69,295	74,407

Total stockholders’ equity	243,207	232,480
Total liabilities and stockholders’ equity	433,881	424,756

NESS TECHNOLOGIES, INC

AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except per share data)

	Six months ended June 30,		Three months ended June 30,
	2005	2004	2005	2004
	unaudited		unaudited
Revenues	182,623	145,025	94,218	73,879
Cost of revenues	130,526	100,148	68,046	51,742
Gross profit	52,097	44,877	26,172	22,137

Operating expenses:
Selling and marketing	14,033	12,130	7,002	6,044
General and administrative	25,394	23,095	12,966	11,698
Stock base award compensation	1,897	102	1,286	51
Total operating expenses	41,324	35,327	21,254	17,793

Operating income	10,772	9,550	4,917	4,344
Financial expenses, net	914	3,150	494	781
Other income, net	4	95	10	11
Income before taxes on income	9,862	6,495	4,433	3,574

Taxes on income	1,025	485	423	596
Equity in net losses of affiliates	29	648	27	33
Minority interests in losses (earnings) of subsidiary	101	(35)	0	(35)
Net income	8,909	5,327	3,983	2,910

Allocation of undistributed earnings on Class B Convertible Preferred stock	0	(802)	0	(436)
Net income after allocation of undistributed earnings	8,909	4,525	3,983	2,474

Basic net earnings per share	0.26	0.24	0.12	0.13
Diluted net earnings per share	0.25	0.21	0.11	0.12

Weighted average number of shares (In thousands) used in computing basic net earnings per share	34,147	18,890	34,540	18,890
Weighted average number of shares (In thousands) used in computing diluted net earnings per share	35,594	21,247	35,644	21,202